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                                                                    EXHIBIT 99.1

[AMERICAN ACHIEVEMENT CORPORATION LOGO]


                                                           FOR IMMEDIATE RELEASE

               AMERICAN ACHIEVEMENT ACQUIRES MILESTONE TRADITIONS, BROADENS INDUSTRY LEADERSHIP IN CLASS RINGS, GRAD PRODUCTS

AUSTIN, TEXAS (JULY 23, 2002) -- American Achievement Corporation, Inc. of Austin, TX, an industry leader in class rings and school year books, announced today the acquisition of a Philadelphia-area firm, Milestone Traditions, a rapidly growing specialty marketer of class rings and other graduation products to the college market.

Milestone Traditions has successfully partnered with colleges and universities to help restore tradition and symbolism to their class ring and graduation product programs ever since its founding in 1993.

"The acquisition of Milestone Traditions brings complementary marketing expertise to our widely known Balfour and ArtCarved brand names, whose reputations have been synonymous with quality class rings for more than 88 years and 47 years, respectively," said David G. Fiore, CEO and President of American Achievement.

"Milestone's innovative marketing talent and programs, as well as its strong relationships with prestigious academic institutions, will add significantly to our position as a market leader in the manufacture and distribution of high quality class rings and graduation products," Fiore emphasized. "I am very enthusiastic about this combination. I believe it will create value for both our organizations and all our partners throughout the entire scholastic community by supporting the trend toward a return to tradition on the campuses of our nation's colleges and universities."

American Achievement Corporation is the parent company of Commemorative Brands, Inc. (Austin, TX), a manufacturer of class rings, announcements and graduation products for both the college and high school markets; Taylor Publishing (Dallas, TX), a publisher of yearbooks for the scholastic market; and Education Communications Inc. (Lake Forest, IL), a publisher of achievement recognition directories such as "Who's Who Among American High School Students", "The National Dean's List" and "Who's Who Among America's Teachers." American Achievement is a portfolio company of Castle Harlan, Inc., a leading New York-based private equity investment firm.

FOR MORE INFORMATION: Liz Ammons, Title, American Achievement Corporation,
        Austin, TX 512-440-2281, liz.ammons@cbi.rings.com, or
Preston F. Kirk, APR, Kirk Public Relations, Austin, TX, 830-693-4447, kirk@281.com